EXHIBIT 10.34


                          AMENDMENT TO
                     REYNOLDS METALS COMPANY
               1987 NONQUALIFIED STOCK OPTION PLAN

          Sections 3.01, 4.01, and 7.05 of the Reynolds Metals
     Company 1987 Nonqualified Stock Option Plan are each amended as follows by deleting the language in brackets and adding the language that is underscored:

               3.01  Administration.  The Plan shall be
          administered by a Committee of at least three (3) persons, all of whom shall be members of the Board, appointed from time to time by the Board. The Board shall appoint one member of the Committee to act as Chairman. Vacancies shall be filled in the same manner as original appointments. The Committee shall hold meetings upon such notice and at such place or places, and at such time or times as it may from time to time determine. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business, and the acts of a majority of the members participating in any meeting at which a quorum is present shall be the acts of the Committee. The Committee may act without a meeting if a consent in writing setting forth the action so taken shall be signed by all members of the Committee and filed with the minutes of the Committee. As of the time that the Committee exercises its discretion in administering the Plan, all of the members of the Committee shall be "disinterested persons" as contemplated by Rule 16b-3, as in effect at such time, under the Securities Exchange Act of 1934, as amended [none of the members of the Committee shall be, or within one year prior thereto shall have been, eligible for selection as a person to whom stock may be allocated or to whom stock options or stock appreciation rights may be granted pursuant to the Plan or any other plan of the Company or any of its Subsidiaries entitling participants therein to acquire stock, stock options or stock appreciation rights of the Company or any of its Subsidiaries].

               4.01 General. Grants of options shall be made without the payment of a purchase price by any Grantee. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article IV, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case.

               7.05 Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee's consent any option or stock appreciation right theretofore granted under the Plan or deprive any Grantee of any shares of Company Stock which he or she may have acquired through or as a result of the Plan or
          (b) be made without Stockholder Approval where such change would (i) increase the total number of shares that may be issued under the Plan (other than as provided in Section 6.02), (ii) decrease the percentage relationship which must exist between the option price and the Fair Market Value of the Company Stock as optioned under Section 4.02, or (iii) alter the class of employees who are eligible to be granted options pursuant to the provisions of Section 2.02. Notwithstanding the foregoing, the Board may, in any circumstance where it deems such approval necessary or desirable, require Stockholder Approval as a condition to the effectiveness of any amendment or modification of the Plan.